Exhibit 99.1

For Immediate Release:
Thursday, October 16, 2003

Metrocall Contact:
Timothy J. Dietz
Director, Corporate Communications
& Investor Relations
(703) 660-6677x6231
dietzt@metrocall.com

Metrocall Holdings Effects
5-for-1 Common Stock Split

     Alexandria, VA, Thursday, October 16, 2003 — Metrocall Holdings, Inc. (OTCBB: MTOH), the nation’s second largest paging and wireless messaging company, today implemented a 5-for-1 stock split effected through a stock dividend. Each holder of record of Metrocall common stock, as of October 6, 2003, received 4 additional shares of common stock as a dividend for each share held. The dividend was declared by Metrocall’s board of directors on September 25, 2003 following shareholders’ approval of an increase in the number of shares of authorized common stock to 7.5 million on September 24, 2003.

     This stock split follows Metrocall’s retirement in full of approximately $80 million aggregate principal amount of long-term debt securities prior to June 30, 2003 and the voluntary pro-rata redemption of 1,797,103 shares of its 15% cumulative series A preferred stock on September 30, 2003 for $20 million. This redemption retired approximately 30% of the then outstanding shares of the preferred stock.

     Upon giving effect to the stock split and September’s redemption, Metrocall has outstanding approximately 5 million shares of common stock and 4.2 million shares of series A preferred stock. The common stock currently trades on the Over the Counter Bulletin Board (OTCBB) under the symbol MTOH. The CUSIP number is 59164 X 105. For background information about this stock split please refer to the Company’s proxy statement filed with the SEC on August 7, 2003.

About Metrocall, Inc.

     Metrocall, Inc., headquartered in Alexandria, Virginia, is the nation’s second largest narrowband wireless messaging provider offering paging products and other wireless services to business and individual subscribers. With national networks and operations, the Company provides reliable and cost effective wireless services that are well suited for solving the mobile business communication needs. Metrocall focuses on the business-to-business marketplace and supports organizations of all sizes, with a special emphasis on the medical and government sectors. In addition to traditional numeric and one-way text paging, the Company also offers two-way interactive advanced messaging, wireless e-mail solutions, as well as mobile voice and data services through AT&T Wireless and Nextel. Also, Metrocall offers Integrated Resource Management Systems with wireless connectivity solutions for medical, business and campus environments. For more information on Metrocall please visit our Web site and on-line store at www.metrocall.com or call 800-800-2337.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements,” within the meaning of the federal securities laws, that involve uncertainties and risks. These include statements regarding events or developments that Metrocall Holdings expects or anticipates will occur in the future. A number of risks and uncertainties could cause actual results, events, and developments to differ from expectations. Business Risks include the possibility that two-way service may lack vendor support, quantity and quality. Please refer to Metrocall’s most recent quarterly report on Form 10-Q and annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of these and other important factors that could cause actual results to differ materially from those projected by these forward-looking statements.